Exhibit 99.1

CSP ALPHA MIDCO PTE. LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF INCOME AND OTHER COMPREHENSIVE INCOME (LOSS)
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Revenue	$110,223	$113,998
Cost of services	93,340	96,503
Gross profit	16,883	17,495
Selling, general and administrative expenses	15,257	13,608
Operating income	1,626	3,887
Share of profit (loss) of affiliates	(25)	738
Interest expense, net	(3,273)	(1,037)
Exchange gains (losses), net	(1,868)	405
Income (loss) before income taxes	(3,540)	3,993
Income tax expense	234	924
Net income (loss)	$(3,774)	$3,069
Net income (loss) attributable to non-controlling interests	(66)	1,056
Net income (loss) attributable to owners of the parent	$(3,708)	$2,013

Other comprehensive income (loss), net of tax:
Foreign currency translation adjustments	(2,518)	(428)
Pension amortization	$(483)	(567)
Comprehensive income (loss)	$(6,775)	$2,074
Comprehensive income (loss) attributable to non-controlling interests	(66)	1,056
Comprehensive income (loss) attributable to owners of the parent	$(6,709)	$1,018

Net income (loss) per common share - basic and diluted	$(37,079)	$20,132
Weighted average common shares outstanding - basic and diluted	100	100

See Notes to Consolidated Financial Statements.

CSP ALPHA MIDCO PTE. LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)
(Unaudited)

	As of June 30,	As of March 31,
	2018	2018
ASSETS
Current assets:
Cash and cash equivalents	$7,635	$17,693
Restricted cash	6,707	5,226
Trade accounts receivable, net	110,573	110,545
Prepaid expenses and other current assets	12,061	18,772
Total current assets	$136,976	$152,236
Property, plant and equipment, net	23,213	25,814
Deferred tax assets, net	4,003	4,481
Intangible assets, net	107,631	110,320
Goodwill	153,368	153,368
Investment in affiliates	10,850	10,911
Prepaid expenses and other non-current assets	10,157	9,511
Total assets	$446,198	$466,641
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$17,621	$20,672
Accrued expenses and other current liabilities	61,577	70,263
Short term debt	17,531	23,871
Current tax liabilities, net	938	3,160
Total current liabilities	$97,667	$117,966
Deferred tax liabilities, net	17,176	17,711
Long term debt	128,294	127,133
Accrued expenses and other non-current liabilities	15,691	9,686
Total liabilities	$258,828	$272,496
Stockholders’ equity:
Common stock	$153,910	$153,910
Accumulated other comprehensive loss	(3,403)	(402)
Accumulated deficit	(10,523)	(6,815)
Equity attributable to owners of the parent	$139,984	$146,693
Non-controlling interest	47,386	47,452
Total stockholders’ equity	$187,370	$194,145
Total liabilities and stockholders’ equity	$446,198	$466,641

See Notes to Consolidated Financial Statements.

CSP ALPHA MIDCO PTE. LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2018	2017
Operating Activities
Net income (loss)	$(3,774)	$3,069
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	5,104	4,234
Provision for doubtful accounts	38	3
Deferred income taxes	(285)	(32)
Share of profit of affiliates	25	(738)
Changes in operating assets and liabilities:
Trade accounts receivable	(4,897)	(168)
Prepaid expenses and other assets	4,986	(1,058)
Accounts payable	(2,232)	3,970
Income taxes, net	(1,900)	(600)
Accrued and other liabilities	808	(6,888)
Net cash (used in) provided by operating activities	(2,127)	1,792

Investing Activities
(Increase) decrease in restricted cash	(1,481)	(950)
Purchases of property, plant and equipment	(1,938)	(2,079)
Net cash used in investing activities	(3,419)	(3,029)

Financing Activities
Payments of long term debt	(1,400)	—
Proceeds (payments) of other debts, net	(2,698)	1,911
Net cash provided by financing activities	(4,098)	1,911
Effect of exchange rate changes on cash and cash equivalents and restricted cash	(414)	(121)
Net (decrease) increase in cash and cash equivalents and restricted cash	(10,058)	553
Cash and cash equivalents and restricted cash at beginning of period	$17,693	$15,785
Cash and cash equivalents and restricted cash at end of period	$7,635	$16,338

See Notes to Consolidated Financial Statements.

CSP ALPHA MIDCO PTE. LTD. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF STOCKHOLDERS’ EQUITY
(In thousands, except share data)
(Unaudited)

	Common Stock		Accumulated other comprehensive loss	Accumulated deficit	Equity attributable to owners of the parent	Non-controlling interest	Total stockholders' equity
	Shares	Amount
Balance, March 31, 2018	100	$153,910	$(402)	$(6,815)	$146,693	$47,452	$194,145
Changes to other comprehensive loss	—	—	(3,001)	—	(3,001)	—	(3,001)
Net loss	—	—	—	(3,708)	(3,708)	(66)	(3,774)
Balance, June 30, 2018	100	$153,910	$(3,403)	$(10,523)	$139,984	$47,386	$187,370

CSP ALPHA MIDCO PTE. LTD. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
JUNE 30, 2018
(In thousands, except per share data)
(Unaudited)

1. OVERVIEW AND BASIS OF PRESENTATION

Unless otherwise noted in this report, any description of "us," "we," or "our," refers to CSP Alpha Midco Pte. Ltd. and its subsidiaries (the "Company"). Financial information in this report is presented in U.S. dollars.

Business

CSP Alpha Midco Pte. Ltd. was incorporated on September 20, 2017 and domiciled in Republic of Singapore and is primarily engaged in investment holding and trading activities. The registered office of the Company is at 160, Robinson Road, #10-01, Singapore Business Federation Center, Singapore 068914. The ultimate parent company is CSP Alpha Holdings Parent Pte. Ltd.

The principal activities of the Company and its subsidiaries are engaged in providing business process outsourcing and business solution to global industry players and IT services.

On November 22, 2017, the Company has acquired a 100 percent of its stake in ESM Holdings Limited and its subsidiaries.

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America ("GAAP"). They do not include all information and footnotes required by GAAP for complete financial statements.

These financial statements reflect all adjustments (consisting only of normal recurring entries, except as noted) which, in the opinion of management, are necessary for fair presentation. The results of operations for interim periods are not necessarily indicative of full year results.

The consolidated balance sheet as of March 31, 2018, included herein was derived from the audited financial statements as of that date, but does not include all disclosures including notes required by GAAP. As such, the information included in this quarterly information on Form 8-K should be read in conjunction with the audited consolidated financial statements and accompanying notes of the Company included in our Form 8-K/A filed with the Securities and Exchange Commission on October 5, 2018.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of consolidation

The consolidated financial statements reflect the financial results of all subsidiaries that are more than 50% owned and over which the Company exerts control. When the Company does not have majority ownership in an entity but exerts significant influence over that entity, the Company accounts for the entity under the equity method of accounting. All intercompany balances are eliminated in consolidation. Where our ownership of a subsidiary was less than 100%, the non-controlling interest is reported on our Condensed Consolidated Balance Sheets. The non-controlling interest in our consolidated net income is reported as "Net income (loss) attributable to non-controlling interests" on our Condensed Consolidated Statements of Comprehensive Income (Loss). These unaudited Condensed Consolidated Financial Statements should be read in conjunction with the audited Consolidated Financial Statements and Notes thereto contained in our Form 8-K/A for the fiscal year ended March 31, 2018 filed with the SEC on October 5, 2018.

Use of Estimates

The preparation of consolidated financial statements in accordance with U.S. GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements. Significant items subject to such estimates and assumptions include the useful lives of property, plant and equipment, intangibles and goodwill, purchase price allocations, revenue recognition, reserves for doubtful receivables, valuation allowances for deferred tax assets, the valuation of derivative financial instruments, measurements of stock-based compensation, assets and obligations related to employee benefits, and income tax uncertainties and other contingencies. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable. Although these estimates are based upon management’s best knowledge of current events and actions, actual results could differ from these estimates. Any changes in estimates are adjusted prospectively in the Company’s consolidated financial statements.

Revenue

On April 1, 2018, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers, (Topic 606). Topic 606 replaces numerous industry specific requirements and converges the accounting guidance on revenue recognition with International Financial Reporting Standards 15 (IFRS 15). Topic 606 utilizes a five-step process, for revenue recognition that focuses on transfer of control, rather than transfer of risks and rewards. It also provided additional guidance on accounting for contract acquisition and fulfillment costs.

Business Combinations

The Company accounts for business acquisitions under the acquisition method of accounting in accordance with ASC 805, Business Combinations, by recognizing identifiable tangible and intangible assets acquired, liabilities assumed, and non-controlling interests in the acquired business at their fair values. The excess of the cost of the acquired business over the fair value of the identifiable tangible and intangible assets acquired and liabilities assumed is recorded as goodwill. Acquisition related costs are expensed as incurred.

Goodwill and Intangible Assets

Goodwill is not amortized, but is reviewed for impairment at least annually or more frequently if impairment indicators arise. Our goodwill is allocated by reporting unit and is evaluated for impairment by first performing a qualitative assessment to determine whether a quantitative goodwill test is necessary. If it is determined, based on qualitative factors, that the fair value of the reporting unit is "more likely than not" less than the carrying amount or if significant changes related to the reporting unit have occurred that could materially impact fair value, a quantitative goodwill impairment test would be required. We can elect to forgo the qualitative assessment and perform the quantitative test.

If the carrying amount of a reporting unit exceeds its fair value, "Step 1" is performed to determine if goodwill is impaired and to measure the amount of impairment loss to recognize, if any. This step compares the implied fair value of goodwill with the carrying amount of goodwill. If the carrying amount of goodwill exceeds the implied fair value, an impairment loss is recognized in an amount equal to that excess.

The implied fair value of goodwill is determined by assigning the fair value of the reporting unit to all the assets and liabilities of that unit (including any unrecognized intangible assets) as if the reporting unit had been acquired in a business combination. We have elected to perform the annual impairment assessment for goodwill in the fourth quarter.

Intangible assets acquired in a business combination are recorded at fair value using generally accepted valuation methods appropriate for the type of intangible asset. Intangible assets with definite lives are amortized over the estimated useful lives and are reviewed for impairment at least annually, or more frequently if indicators of impairment arise.

Foreign Currency Matters

The Company has operations in Argentina and its functional currency has historically been the Argentine Peso. The Company monitors inflation rates in countries in which it operates as required by US GAAP. Under ASC 830-10-45-12, an economy must be classified as highly inflationary when the cumulative three-year rate exceeds 100%.

In May 2018, a discussion document prepared by the Center for Audit Quality SEC Regulations Committee and its International Practices Task Force describes inflation data for Argentina through April 2018. Considering this data and more recent data for May 2018, all of the three-year cumulative inflation rates commonly used to evaluate Argentina’s inflation currently exceed 100%.

Therefore, the Company will consider Argentina to be highly inflationary beginning on July 1, 2018. In accordance with ASC 830, the functional currency of the Argentina business will be changed to USD, which will require remeasurement of the local books to USD. Exchange gains and losses will be recorded through net income as opposed to through other comprehensive income as had been done historically. Translation adjustments from prior periods will not be removed from equity.

Recent Accounting Pronouncements

In August 2018, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2018-14, Compensation-Retirement Benefits-Defined Benefit Plans-General (Subtopic 715-20): Disclosure Framework - Changes to the Disclosure Requirements for Defined Benefit Plans (“ASU 2018-14”).  The amendment makes minor changes to the disclosure requirements for employers that sponsor defined benefit pension and/or other post retirement benefit plans. The new guidance eliminates requirements for certain disclosures that are no longer considered cost beneficial and requires new ones that the FASB considers pertinent. ASU No. 2018-14 is effective for fiscal years ending after December 15, 2020. The Company is evaluating the impact of the adoption of ASU No. 2018-14 on its financial statement disclosures.

In February 2018, the FASB issued ASU 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220) (“ASU 2018-02”), Reclassification of Certain Tax Effects from Accumulated Other Comprehensive Income, which allows for stranded tax effects in accumulated other comprehensive income resulting from the U.S. Tax Cuts and Jobs Act to be reclassified to retained earnings. The guidance is effective for fiscal years, and interim periods within those years, beginning after December 15, 2018. Early adoption is permitted. We are currently evaluating the impact of adopting the new standard.

In August 2017, FASB issued ASU 2017-12, Derivatives and Hedging (Topic 815) ("ASU 2017-12"), Targeted Improvements to Accounting for Hedging Activities. The amendments in this ASU better align an entity’s risk management activities and financial reporting for hedging relationships through changes to both the designation and measurement guidance for qualifying hedging relationships and the presentation of hedge results. To meet that objective, the amendments expand and refine hedge accounting for both non-financial and financial risk components and align the recognition and presentation of the effects of the hedging instrument and the hedged item in the financial statements. The guidance is effective for annual reporting periods beginning after December 15, 2018, including interim reporting periods within those annual reporting periods. We do not expect the adoption of ASU 2017-12 will have a material impact on our consolidated financial statements.

In July 2017, FASB issued a two-part ASU, No. 2017-11, I. Accounting for Certain Financial Instruments with Down Round Features and II. Replacement of the Indefinite Deferral for Mandatorily Redeemable Financial Instruments of Certain Nonpublic Entities and Certain Mandatorily Redeemable Non-controlling Interests with a Scope Exception ("ASU 2017-11"). Part I of this ASU addresses the complexity of accounting for certain financial instruments with down round features. Down round features are features of certain equity-linked instruments (or embedded features) that result in the strike price being reduced on the basis of the pricing of future equity offerings. Current accounting guidance creates cost and complexity for entities that issue financial instruments (such as warrants and convertible instruments) with down round features that require fair value measurement of the entire instrument or conversion option. Part II of this ASU addresses the difficulty of navigating Topic 480, Distinguishing Liabilities from Equity, because of the existence of extensive pending content in the FASB Accounting Standards Codification®. This pending content is the result of the indefinite deferral of accounting requirements about mandatorily redeemable financial instruments of certain nonpublic entities and certain mandatorily redeemable non-controlling interests. The ASU is effective for public business entities for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. For all other organizations, the amendments are effective for fiscal years beginning after December 15, 2019, and interim periods within fiscal years beginning after December 15, 2020. In conjunction with the Amazon transaction agreement, we adopted this ASU in January 2018. Adoption resulted in treatment of the warrants as equity in our consolidated financial statements.

In May 2017, FASB issued ASU 2017-09, Compensation - Stock Compensation (Topic 718) ("ASU 2017-09"), Scope of Modification Accounting. The amendments in this ASU provide guidance about which changes to the terms or conditions of a share-based payment award require an entity to apply modification accounting in Topic 718. An entity should account for the effects of a modification unless all the following are met: 1. The fair value of the modified award is the same as the fair value of the original award immediately before the original award is modified. If the modification does not affect any of the inputs to the valuation technique that the entity uses to value the award, the entity is not required to estimate the value immediately before and after the modification; 2. The vesting conditions of the modified award are the same as the vesting conditions of the original award immediately before the original award is modified; and 3. The classification of the modified award as an equity instrument or a liability instrument is the same as the classification of the original award immediately before the original award is modified. The guidance is effective for annual reporting periods beginning after December 15, 2017, including interim reporting periods within those annual reporting periods. We adopted this ASU in January 2018.

In January 2017, FASB issued ASU 2017-04, Intangibles - Goodwill and Other (Topic 350) ("ASU 2017-04"), Simplifying the Test for Goodwill Impairment. To simplify the subsequent measurement of goodwill, the amendments eliminate Step 2 from the goodwill impairment test. The annual, or interim, goodwill impairment test is performed by comparing the fair value of a reporting unit with its carrying amount. An impairment charge should be recognized for the amount by which the carrying amount exceeds the reporting unit’s fair value; however, the loss recognized should not exceed the total amount of goodwill allocated to that reporting unit. In addition, income tax effects from any tax-deductible goodwill on the carrying amount of the reporting unit should be considered when measuring the goodwill impairment loss, if applicable. The guidance is effective for annual or any interim goodwill impairment tests in fiscal years beginning after December 15, 2019 and early adoption is permitted for interim or annual goodwill impairment tests performed on testing dates after January 1, 2017. We do not expect the adoption of ASU 2017-04 will have a material impact on our consolidated financial statements.

In June 2016, FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326) ("ASU 2016-13"), Measurement of Credit Losses on Financial Instruments. The standard significantly changes how entities will measure credit losses for most financial assets and certain other instruments that aren't measured at fair value through net income. The standard will replace today's "incurred loss" approach with an "expected loss" model for instruments measured at amortized cost. For available-for-sale debt securities, entities will be required to record allowances rather than reduce the carrying amount, as they do today under the other-than-temporary impairment model. It also simplifies the accounting model for purchased credit-impaired debt securities and loans. This ASU is effective for annual periods beginning after December 15, 2019, and interim periods therein. Early adoption is permitted for annual periods beginning after December 15, 2018, and interim periods therein. We do not expect the adoption of ASU 2016-13 will have a material impact on our consolidated financial statements.

In February 2016, FASB issued ASU 2016-02, Leases (Topic 842) (“ASU 2016-02”). These amendments require the recognition of lease assets and lease liabilities on the balance sheet by lessees for those leases currently classified as operating leases under ASC 840 “Leases”. These amendments also require qualitative disclosures along with specific quantitative disclosures. These amendments are effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. Early application is permitted. Entities are required to apply the amendments at the beginning of the earliest period presented using a modified retrospective approach. We are currently evaluating the impact that the adoption of ASU 2016-02 will have on our consolidated financial statements, and we anticipate that adoption of ASU 2016-02 will have an impact to the financial statement presentation of right of use asset, lease liability, amortization expense, and lease expense.

In May 2014, the FASB issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) ("ASU 2014-09"). ASU 2014-09 amends the guidance for revenue recognition to replace numerous, industry-specific requirements and converges areas under this topic with those of the International Financial Reporting Standards. The ASU implements a five-step process for customer contract revenue recognition that focuses on transfer of control, as opposed to transfer of risk and rewards. The amendment also requires enhanced disclosures regarding the nature, amount, timing and uncertainty of revenues and cash flows from contracts with customers. Other major provisions include the capitalization and amortization of certain contract costs, ensuring the time value of money is considered in the transaction price, and allowing estimates of variable consideration to be recognized before contingencies are resolved in certain circumstances. The amendments in this ASU are effective for reporting periods beginning after December 15, 2017. Entities can transition to the standard either retrospectively or as a cumulative-effect adjustment as of the date of adoption. We have completed our assessment of the impact of Topic 606 and have concluded that our historical revenue recognition practices are in compliance with the new standard. However, we have included additional qualitative and quantitative disclosures about our revenues as is required by Topic 606. We utilized the Modified Retrospective transition method. Please refer to Note 5 "Revenue" for additional information.

3. BUSINESS ACQUISITIONS

ESM Holding Limited and Subsidiaries

On November 22, 2017, the Company acquired ESM Holdings Limited ("ESM") and its subsidiaries, which provides business process outsourcing services for total consideration of $280,000. The acquisition was funded with cash of $153,910 and a $140,000 five year term loan.

4. GOODWILL AND INTANGIBLE ASSETS

Goodwill

We perform a goodwill impairment analysis at least annually (in the fourth quarter of each year) unless indicators of impairment exist in interim periods. The assumptions used in the analysis are based on the Company’s internal budget. The Company projected revenue, operating margins and cash flows for a period of five years, and applied a perpetual long-term growth rate thereafter. These assumptions are reviewed annually as part of management’s budgeting and strategic planning cycles. These estimates may differ from actual results. The values assigned to each of the key assumptions reflect the management’s past experience as their assessment of future trends, and are consistent with external/internal sources of information.

Intangible Assets

The following table presents our intangible assets as of June 30, 2018.

	Gross Intangibles	Accumulated Amortization	Net Intangibles	Weighted Average Amortization Period (years)
Customer relationships	$52,600	$2,358	$50,242	13.5
Brand	49,500	2,219	47,281	13.5
Software	13,388	3,280	10,108	3.0
	$115,488	$7,857	$107,631

Expected future amortization of intangible assets as of June 30, 2018 is as follows:

Years Ending December 31,	Amount
Remainder of 2018	$3,883
2019	10,933
2020	9,713
2021	8,364
2022	8,291
Thereafter	66,447

5.  REVENUE

On April 1, 2018, the Company adopted Accounting Standards Codification 606, Revenue from Contracts with Customers, (Topic 606). Topic 606 replaces numerous industry specific requirements and converges the accounting guidance on revenue recognition with International Financial Reporting Standards 15 (IFRS 15). Topic 606 utilizes a five-step process, for revenue recognition that focuses on transfer of control, rather than transfer of risks and rewards. It also provided additional guidance on accounting for contract acquisition and fulfillment costs.

We have completed our assessment of the impact of Topic 606 and have concluded that our historical revenue recognition, contract acquisition cost, and fulfillment cost practices are in compliance with the new standard. However, we have included additional qualitative and quantitative disclosures about our revenues as is required by Topic 606.

The Company has unbilled revenue of $45,264 and $47,407 as of June 30, 2018 and March 31, 2018, respectively, which is included in Trade accounts receivable, net.

Contracts with Customers
All of the Company's revenues are derived from written contracts with our customers. Generally speaking, our contracts document our customers' intent to utilize our services and the relevant terms and conditions under which our services will be provided. Our contracts do not contain minimum purchase requirements nor do they include termination penalties. Our customers may generally cancel our contract, without cause, upon written notice (generally ninety days). While our contracts do have stated terms, because of the facts stated above, they are accounted for on a month-to-month basis.
Our contracts give us the right to bill for services rendered during the period, which for the majority of our customers is a calendar month, with a few customers specifying a fiscal month.

Performance Obligations
We have identified one main performance obligation for which we invoice our customers, which is to stand ready to provide care services for our customers’ clients. A stand-ready obligation is a promise that a customer will have access to services as and when the customer decides to use them. Ours is considered a stand-ready obligations because the delivery of the underlying service (that is, receiving customer contact and performing the associated care services) is outside of our control or the control of our customer.

Our stand-ready obligation involves outsourcing of the entire customer care life cycle, including:

•	The identification, operation, management and maintenance of facilities, IT equipment, and IT and telecommunications infrastructure

•
Management of the entire human resources function, including recruiting, hiring, training, supervising, evaluating, coaching, retaining, compensating, providing employee benefits programs, and disciplinary activities

These activities are all considered an integral part of the production activities required in the service of standing ready to accept calls as they are directed to us by our clients.

Revenue Recognition Methods

Because our customers receive and consume the benefit of our services as they are performed and we have the contractual right to invoice for services performed to date, we have concluded that our performance obligation is satisfied over time. Accordingly, we recognize revenue for our services in the month they are performed. This is consistent with our prior revenue recognition model.

According to our contracts, we are entitled to invoice for our services on a monthly basis. We invoice according to the hourly and/or per transaction rates stated in the contract for the various activities we perform. Some contracts include opportunities to earn bonuses or include parameters under which we will incur penalties related to performance in any given month. Bonus or penalty amounts are based on the current month’s performance. Formulas are included in the contracts for calculation of any bonus or penalty. There is no other performance in future periods that will impact the bonus or penalty calculation in the current period. We estimate the amount of the bonus or penalty using the “most likely amount” method and we apply this method consistently. The bonus or penalty calculated is generally approved by the client prior to billing (and revenue being recognized).

Disaggregated Revenue

In the following table, revenue is disaggregated by vertical for the three months June 30, 2018 and 2017, respectively:

	Three Months Ended June 30,
Vertical:	2018	2017
Telecom	$61,849	$74,910
Retail & E-Commerce	14,715	11,788
Media, Publishing and Entertainment	3,067	2,907
Financial services	9,073	6,369
Healthcare	1,820	1,892
Transport and Logistics	3,399	1,730
Other	16,300	14,402
Total	$110,223	$113,998

6. NET INCOME (LOSS) PER SHARE

Basic net income (loss) per common share is computed based on our weighted average number of common shares outstanding. Diluted earnings per share is computed based on our weighted average number of common shares outstanding plus the effect of dilutive stock options, non-vested restricted stock, and deferred stock units, using the treasury stock method.

When a net loss is reported, potentially issuable common shares are excluded from the computation of diluted earnings per share as their effect would be anti-dilutive.

Since there are no dilutive potential equity shares the basic and diluted net income (loss) per share are the same number.

The following table set forth the computation of basic and diluted net income (loss) per common share for the period indicated:

	Three Months Ended June 30,
	2018	2017
Net income (loss) attributable to owners of the parent	$(3,708)	$2,013
Weighted average number of common shares used in computing basic and diluted net income (loss) per common share	100	100
Net income (loss) per common share attributable to owners of the parent - Basic and Diluted	$(37,079)	$20,132

7. RESTRUCTURING CHARGES

Facilities-related charges

The Company has ceased operations in the United Kingdom. Upon closure, the Company recorded a reserve for the remaining costs associated with the lease of $1,868. We expect to pay the remaining costs by the end of the second quarter 2019.

8. DEBT

The below table presents details of the Company's debt:

	As of June 30, 2018	As of March 31, 2018
Short term debt and current portion of long term debt
Working capital facilities	$11,136	$12,813
Term loan	$6,183	$6,215
Capital lease obligations	$14	$28
Other	198	4,815
Total short term debt	$17,531	$23,871

Long term debt
Term loan, net of debt issuance costs	$128,268	$127,119
Capital lease obligations	$26	$14
Total long term debt	$128,294	$127,133

Working capital facilities

The Company has a number of working capital facilities in various countries in which it operates. These facilities provide for a combined borrowing capacity of approximately $15.90 million for a number of working capital products. These facilities bear interest at Marginal Cost of Funds lending rates ("MCLR") plus margins between 0.8% and 3.6% and are due on demand. These facilities are collateralized by various Company assets and have a total outstanding balance of $ 11.14 million as of June 30, 2018.

Term loan

On October 27, 2017, the Company entered into a Senior Term Agreement ("Term loan") to provide funding for the ESM Acquisition in the amount of $140 million for a 5 year term. The Term loan was fully funded on November 22, 2017 and is to be repaid based on a predetermine quarterly repayment schedule beginning six months after the first utilization date.

The Term loan has a floating interest rate of USD LIBOR plus 4.5% annually for the first year and thereafter the margin will range between 3.75% and 4.5% subject to certain financial ratios.

The Term loan is subject to certain covenants, whereby the Company is required to meet certain financial ratios and obligations on a quarterly basis. As of June 30, 2018, the Company was in compliance with all financial covenants.

In connection with the Term loan, the Company incurred issuance costs of $7,270 which are net against the Term loan on the balance sheet. Unamortized debt issuance costs as of June 30, 2018 amount to $6,232.

Capital lease obligations

From time to time and when management believes it to be advantageous, we may enter into other arrangements to finance the purchase or construction of capital assets.

9.  ACCUMULATED OTHER COMPREHENSIVE LOSS

Accumulated other comprehensive loss consisted of the following items:

	Foreign Currency Translation Adjustment	Defined Benefit Plan	Total
Balance at March 31, 2018	$(110)	$(292)	$(402)
Foreign currency translation	(2,518)	—	(2,518)
Remeasurement of defined benefit plan obligation	—	(483)	(483)
Balance at June 30, 2018	$(2,628)	$(775)	$(3,403)

Reclassifications out of accumulated other comprehensive loss for the three months ended June 30, 2018 and 2017 were as follows:

Item	Amount reclassified		Affected line item in the Condensed Consolidated Statements of Comprehensive Income (loss)
	Three Months Ended June 30,
	2018	2017
(Gains) losses:
Remeasurement of defined benefit plan obligation	$(483)	(567)	Cost of services
Total reclassifications for the period	$(483)	$(567)

10.  SUBSEQUENT EVENTS

On July 20, 2018, CSP Alpha Holdings Parent Pte. Ltd. have successfully completed a business combination transaction under reverse merger with STARTEK, a leading provider of business process outsourcing services with significant operations in the United States, Philippines, Honduras and Jamaica, and a listed company on the New York Stock Exchange (NYSE). With the consummation of this transaction CSP Alpha Holdings Parent Pte. Ltd. now owns approximately 55% of the combined business.